EX-99.CODE ETH


                             TRUST FOR CREDIT UNIONS
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS


                                    PREAMBLE

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission (the "SEC") has adopted rules requiring annual disclosure of an investment company's code of ethics applicable to its principal executive, principal financial and principal accounting officers. Trust for Credit Unions (the "Trust") has adopted this Code of Ethics (the "Code") pursuant to these rules.

I.       COVERED OFFICERS/PURPOSE OF CODE


This Code applies to the Principal Executive Officer and Principal Financial Officer/Principal Accounting Officer (the "Covered Officers") of the Trust for the purpose of promoting:

    o   honest and ethical conduct,  including the ethical handling of actual or
        apparent   conflicts  of  interest  between  personal  and  professional relationships;

    o full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the SEC and in other public communications made by the Trust;

    o   compliance with applicable laws and governmental rules and regulations;

    o the prompt internal reporting of violations of this Code to an appropriate person or persons identified herein; and

    o   accountability for adherence to this Code.

Each Covered Officer owes a duty to the Trust to adhere to a high standard of business ethics, and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. Each Covered Officer should encourage his or her colleagues who provide services to the Trust, whether directly or indirectly, to do the same.

II.      ADMINISTRATION OF CODE

The Board of Trustees of the Trust has designated an individual to be primarily responsible for the administration of the Code (the "Code Officer"). The Code Officer shall be responsible for applying this Code to specific situations (in consultation with outside counsel to the Trust or counsel to the independent members of the Board of Trustees of the Trust (the "Board"), where appropriate) and has the authority to interpret this Code in any particular situation.


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III.     COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT
         CONFLICTS OF INTEREST


A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Trust.


Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust. The compliance programs and procedures of the Trust and its distributor are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures.


Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and its distributor, of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties, be involved in establishing policies and implementing decisions which will have different effects on the distributor and the Trust. The participation of the Covered Officers in such activities is inherent in these contractual relationships and is consistent with the performance by the Covered Officers of their duties as officers of the Trust and, if addressed in conformity with the provisions of the Investment Company Act, will be deemed to have been handled ethically.


Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act. Covered Officers should keep in mind that the following list of prohibitions does not cover every possible situation. The overarching principle - that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust - should be the guiding principle in all circumstances.


Each Covered Officer must:

    o not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

    o not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust;

    o not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to profit personally or cause others to profit, by the market effect of such transactions; and

    o report at least annually his or her affiliations and other relationships as requested in the Trust's annual Trustees and Officers Questionnaire.

There are some conflict of interest situations that should be discussed with the Code Officer, outside counsel to the Trust, or counsel to the independent members of the Board, if material. Examples of these include:

    o any outside business activity that detracts from the ability of a Covered Officer to devote appropriate time and attention to his or her responsibilities as a Covered Officer of the Trust;

    o the receipt of any non-nominal gifts related to the business of the Trust that may be inconsistent with any policy on gifts established by the Trust's distributor from time to time; and

    o a direct or indirect personal financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

IV.      DISCLOSURE

Each Covered Officer:

    o must familiarize himself or herself with the disclosure requirements applicable to the Trust and its disclosure controls and procedures;

    o must not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust's trustees and auditors, and to governmental regulators and self-regulatory organizations;

    o should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Trust and its investment adviser, distributor and other service providers and take other appropriate steps with the goal of promoting full, fair, accurate and timely disclosure in the reports and documents the Trust files with, or submits to, the SEC and that are signed or certified by him or her; and

    o must cooperate with the Trust's independent accountants, regulatory agencies and internal auditors in their review or inspection of the Trust and its operations.

V.       COMPLIANCE

It is the responsibility of each Covered Officer to otherwise promote adherence with the standards and restrictions imposed by applicable laws, rules and regulations.

VI.      REPORTING AND ACCOUNTABILITY


Each Covered Officer must:

    o upon adoption of this Code, affirm in writing that he or she has received and read this Code, and understands it;

    o annually thereafter affirm that he or she has complied with the requirements of this Code;

    o not retaliate against any person for reports of potential violations that are made in good faith; and

    o notify the Code Officer, outside legal counsel to the Trust, or counsel to the independent members of the Board, if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

VII.     INVESTIGATIONS AND ENFORCEMENTS


The Trust will follow these procedures in investigating and enforcing this Code:

    o the Code Officer will take all appropriate action to investigate any violations and potential violations reported to him or her;

    o   violations will be reported to the Board after such investigation;

    o if the Board determines that a violation has occurred, it will consider appropriate action, which may, without limitation, include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the distributor or its board; or recommendation of the dismissal of the Covered Officer;

    o   the Board will be responsible for granting waivers, as appropriate; and

    o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VIII.    OTHER POLICIES AND PROCEDURES


The Trust's and its distributor's codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

IX.      AMENDMENTS


This Code may not be amended except in written form, which is specifically approved or ratified by the Board.

X.       CONFIDENTIALITY


All reports and records prepared or maintained pursuant to this Code will be considered confidential and will be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters will not be disclosed to anyone other than the Board, the Trust's distributor, and their respective counsel.

XI.      INTERNAL USE


This Code is intended solely for the internal use by the Trust. This Code is a statement of certain fundamental principles, policies and procedures that govern the Covered Officers in the conduct of the Trust's business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person.

Dated:  August 22, 2003
Revised:  January 7, 2008 (effective January 14, 2008)